Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Kristina Broadbelt Assistant Director, PR & Advocacy Phone (610) 321- 2358 Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA ENHANCES LEADERSHIP TO SUPPORT GLOBAL GROWTH

AND EXPANDING BUSINESS

- Company appoints Charles Rowland to Chief Financial Officer -

EXTON, Pa., October 16, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that it has appointed its new chief financial officer, and strengthened its leadership in human resources, clinical development and medical affairs. Charles Rowland has joined the company as vice president and chief financial officer; Thomas Macnamara has been promoted to the position of vice president, human resources; Steven Gelone, Pharm. D. has transitioned to the role of vice president, clinical development programs; and Glenn Tillotson, Ph. D. has joined the company as head of medical affairs.

“It is essential that we have strong leaders throughout our organization that can optimize the development of ViroPharma, particularly as our business expands and we grow the organization globally,” commented Vincent Milano, ViroPharma’s president and chief executive officer. “These enhancements augment our already strong team. Charlie, Steve, Tom and Glenn have the right experience, integrity and drive to help direct ViroPharma into its next phase of growth and success.”

Charles A. Rowland Jr., CPA, MBA, has 28 years of diversified experience across a broad field of financial areas. As vice president and chief financial officer, Mr. Rowland will be responsible for all areas of finance and accounting, including financial reporting, tax, treasury, and strategic financial planning. Most recently, he was the executive vice president and chief financial officer for Endo Pharmaceuticals, as well serving for a period as co-interim chief executive officer. At Endo, Mr. Rowland drove the strategic planning process through two successive chief executive officers. He also led the design and implementation of the company’s mid and long-term strategy. Prior to joining Endo, Mr. Rowland spent three years as senior vice president, chief financial officer for Biovail Pharmaceuticals, where he directed all financial activities for the company including tax, treasury, accounting, financial analysis, investor relations as well as all aspects of information technology. Mr. Rowland previously held positions of increasing responsibility at Breakaway Technologies, Pharmacia, Novartis and Bristol-Myers Squibb Company. He holds a Bachelors of Science in accounting from St. Joseph’s University, and a Master of Business Administration degree from the Rutgers University.

Thomas G. MacNamara, ViroPharma’s vice president, human resources, joined the company in 2007 as senior director, human resources, with responsibility for global human resource development, including staffing and employee development. Prior to joining the company, Mr. MacNamara was vice president, human resources for Puresyn, Inc., a privately-owned purification technology company, where he was responsible for building the HR function, including the design and implementation of a performance management system. From 2001 to 2004, he worked for Korban Associates, a leading executive search firm. From 1975 to 2000, Mr. MacNamara worked for Aventis Pharmaceuticals, culminating in his tenure as vice president, human resources where his global responsibilities included worldwide executive and scientific professional development. Mr. MacNamara received his Bachelors of Arts degree from Saint Joseph’s University. Since 2006, he has served as a workforce development consultant for Pennsylvania Biotechnology Association with responsibilities including implementing workforce development and planning activities for the bioscience industry, and a Chair for the Bioscience Partnership.

Steven P. Gelone, Pharm. D. has transitioned from his role as vice president, medical affairs to the newly created position of vice president, clinical and development programs where his primary responsibility is the leadership and co-ordination of development activities within the NDA/MAA/NDS submission team for maribavir, ViroPharma’s anti-cytomegalovirus compound. He has 17 years of industry and academic experience in the area of infectious diseases and antimicrobials clinical research. Prior to joining ViroPharma in 2005, Dr. Gelone was the director of the medical science liaison team and led publications strategy for Vicuron Pharmaceuticals. From 2001 to 2002, he was director of clinical pharmacology and discovery medicine in antimicrobial drug discovery for GlaxoSmithKline. Dr. Gelone has held numerous academic appointments at Temple University, including director of clinical research, director of residency and fellowship programs (School of Pharmacy), adjunct associate professor in the division of infectious diseases, senior research fellow and steering committee member for the General Clinical Research Center (School of Medicine). He is currently an associate professor of community medicine and preventive health at Drexel University College of Medicine, and associate professor of pharmacy with tenure at the Temple University School of Pharmacy. Dr. Gelone holds both a Bachelors of Science in Pharmacy and a Doctor of Pharmacy degree from the Temple University School of Pharmacy.

Glenn S. Tillotson, Ph.D., FRSM, FCCP, has joined ViroPharma as head of medical affairs where he will be responsible to lead the medical affairs team providing medical leadership to disease-specific strategy to support optimal positioning of marketed and development products. Prior to joining ViroPharma, Dr. Tillotson was most recently Executive Director of Scientific Affairs at Replidyne. Dr. Tillotson brings to ViroPharma over 20 years pharmaceutical industry experience in numerous areas including clinical research, marketing, scientific communications, strategic development and global launch programs. From 2003 to 2006, Dr. Tillotson worked for Oscient Pharmaceuticals as vice president, scientific and medical relations. After training in medical microbiology and infectious diseases in the United Kingdom he subsequently spent 13 years at Bayer AG in the UK, US and Germany where he was instrumental in the development of ciprofloxacin and moxifloxacin as well as other drugs in the Bayer AG portfolio. Dr. Tillotson has published over 100 peer-reviewed manuscripts, presented more than 250 scientific posters and is on several journal Editorial Advisory Boards including the Lancet Infectious Diseases. He holds a Bachelors of Science in Microbiology and Biochemistry from Liverpool Polytechnic, a Master of Science in Medicine from University of Manchester Medical School, and Ph.D. from Richmond University in London, UK.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV) and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

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